Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213877) of The Manitowoc Company, Inc. of our report dated June 11, 2021 appearing in this Annual Report on Form 11-K of The Manitowoc Company, Inc. 401(k) Retirement Plan for the year ended December 31, 2020.

/s/ Wipfli LLP

June 11, 2021

Radnor, Pennsylvania